PETVIVO, INC. REBRANDS: CHANGES NAME TO PETVIVO ANIMAL HEALTH, INC.

PetVivo Holdings Inc.

MINNEAPOLIS, MN, UNITED STATES, February 27, 2025 /EINPresswire.com/ -- PetVivo Holdings, Inc. (OTCQB: PETV; OTCPINK: PETVW) (the "Company" or “PetVivo”) an emerging biomedical device company focused on the commercialization of innovative medical devices and therapeutics for animals announced that it is changing the name of its wholly-owned subsidiary, PetVivo, Inc., to PetVivo Animal Health, Inc. The name change marks a significant milestone in the Company’s development, reflecting its efforts to become a leading and recognized company in manufacturing and distributing products that promote and enhance the health and wellness in animals.

Founded in 2014, PetVivo is in the business of licensing and commercializing proprietary medical devices and therapeutics for the treatment and/or management of afflictions and diseases in animals, initially for cats, dogs and horses. The Company began commercialization with the introduction of its lead product Spryng® with OsteoCushion® Technology, a veterinarian-administered, intraarticular injection for the management of lameness and other joint afflictions such as osteoarthritis in cats, dogs and horses, in September 2021.

The PetVivo Animal Health brand has been introduced to align with the Company’s identity and strategic vision to be a leader in the animal health market. Following a substantial reorganization of the Company in the past year, including a significant change in leadership, the rebrand represents an emphasized focus to achieve accelerated commercial growth and brand recognition in the ever-growing animal health industry. These developments have been driven by increasing demand for the Company’s innovative medical device and regenerative therapy solutions, demonstrated in its commercial products, Spryng with OsteoCushion Technology and PrecisePRP.

SPRYNG® with OsteoCushion® Technology, is an intra-articular injectable veterinary medical device consisting of sterilized, extra-cellular matrix microparticles. The microparticles of Spryng have been found to adsorb onto the joint synovial lining of animals and subsequently integrate with the animal’s subsynovial tissue. Such action promotes the restoration of proper joint mechanics, thereby aiding in the management of noninfectious sources of joint pain such as joint instability, degenerative joint disease and osteoarthritis.

PrecisePRP®, is a first-in-class, off-the-shelf, platelet-rich plasma (PRP) product designed for use

by veterinarians. PrecisePRP is a leucoreduced, allogeneic, pooled, freeze-dried PRP intended to provide a species-specific source of concentrated platelets in plasma for intra-articular administration in dogs and horses. Unlike any PRP mechanical kits currently on the market, PrecisePRP™ does not require a blood draw or centrifugation making it a truly off-the-shelf product that is easy and convenient. Perhaps more important is the uniformity and consistency that PrecisePRP® guarantees. Each vial of PrecisePRP® contains a consistent dose of 4 billion platelets per vial at a concentration of 500,000 platelets per microliter and is leucoreduced with less than 1500 white blood cells per microliter.

"We are committed to evolving alongside our veterinarian customers and their growing needs to provide the best solutions for the benefit of their patients. As we look forward to introducing and supporting new emerging products, our commitment to veterinarians and the animals they treat is more important than ever," said John Lai, Chief Executive Officer, PetVivo Holdings, Inc. "By expanding our product portfolio and global market presence, we are able to provide veterinarians with the cutting-edge tools and solutions to enhance the lives of horses and companion animals."

For more information about PetVivo Holdings, Inc. and our revolutionary products, Spryng with OsteoCushion Technology and PrecisePRP, please contact info1@petvivo.com or visit https://petvivo.com/ or http://www.sprynghealth.com.

About PetVivo Holdings, Inc.
PetVivo Holdings Inc. (OTCQB: PETV; OTCPINK: PETVW) is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for companion animals. The Company's strategy is to leverage human therapies for the treatment of companion animals in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a robust pipeline of products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company's biomaterials, products, production processes and methods of use. The Company's lead products SPRYNG™ with OsteoCushion™ technology, a veterinarian-administered, intra-articular injection for the management of lameness and other joint related afflictions, including osteoarthritis, in cats, dogs and horses, and PrecisePRP, a first-in-class, off-the-shelf, platelet-rich plasma (PRP) product designed for use by veterinarians, are currently available for commercial sale.
CONTACT:
John Lai, CEO
PetVivo Holdings, Inc.
Email: info1@petvivo.com
(952) 405-6216

Forward-Looking Statements:
The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

John Lai
Petvivo Holdings, Inc.
+16123284325 ext.
email us here
